Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Leggett & Platt, Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations (including Participant Deferrals into L&P Cash Deferrals and Stock Units, convertible into Common Stock, par value $.01 per share) (1)	457(o)	20,000,000(2)	100%	$20,000,000	0.00015310	$3,062.00

Total Offering Amounts					$20,000,000		$3,062.00

Total Fee Offsets							—

Net Fee Due							$3,062.00

(1)
The Deferred Compensation Obligations are unsecured obligations of Leggett & Platt, Incorporated to pay deferred compensation in the future in accordance with the terms of the Leggett & Platt, Incorporated Deferred Compensation Program, which may be deferred into L&P Cash Deferrals or Stock Units that are convertible into shares of Common Stock. The Stock Units and the underlying shares of Common Stock have been registered, and the appropriate registration fee paid, pursuant to the Registration Statements on Form
S-8
(File Nos.
333-203992
and
333-181432)
relating to the Leggett & Platt, Incorporated Flexible Stock Plan. As a result, no additional registration fee is required to be paid on the Stock Units and shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per unit.

(3)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional Stock Units and shares of Common Stock, as may be issuable pursuant to the anti-dilution provisions of the Deferred Compensation Program and the Flexible Stock Plan, under which Stock Units and shares of Common Stock may be issued, in order to prevent dilution resulting from stock dividends, stock splits, recapitalizations or other similar transactions.